Exhibit 1

DEALMAKER ADDITIONAL ORDER FORM

Customer: Ryse, Inc.	Contact Email: Trung@helloryse.com
Address: 20 Camden St. Suite 200 Toronto, ON M5V 1V1	Phone: 929-416-6269
Commencement Date:	E-Mail:

By its signature below in the applicable section, Customer is hereby entering into an agreement between itself, on the one hand, and each of the following entities: (i) DealMaker Securities LLC, and (ii) DealMaker Transfer Agent LLC (O/A DealMaker Shareholder Services) (each a “Company”). Each such agreement includes and incorporates the applicable portion of this Order Form, as well as the Terms of Services attached thereto and contains, among other things, warranty disclaimers, liability limitations and use limitations. Customer confirms that it understands the terms of the Order Form and the applicable Terms of Service and agrees to be bound by such. There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by a Company and Customer in writing. All fees are denominated in USD.

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Schedule “A”

Broker-Dealer Services Provided By DealMaker Securities LLC

Regulation A+ Offerings

~~$25,000 non-refundable deposit (due on signing)~~ waived

Reimbursement of actual out of pocket costs and expenses for due diligence + onboarding 1% Cash (payable monthly) + Filing Fees (as incurred)

Includes:

(1)	Compliance and Consulting Services

Services Provided:

•	Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing issuer with information on an investor in order for issuer to determine whether to accept such investor into the Offering.
•	If necessary, discussions with the issuer regarding additional information or clarification on an issuer-invited investor.
•	Coordinating with third party agents in connection with performance of services.

Fees are calculated as follows:

(a) One hundred (100) basis points on the aggregate amount accepted in the Offering

(2)	Legal Review

Services Provided:

•	assisting in the preparation of state, SEC and FINRA filings
•	working with the Client’s SEC counsel in providing information to the extent necessary
•	services necessary and required prior to the SEC / FINRA review and release of the offering

(3)	Consulting

Ongoing general consulting services relating to the Offering include: coordination with third party vendors and general guidance with respect to the Offering.

(4)	Regulatory Corporate Filing Fees

Pass-through fee payable to DMS, from the Client, who will then forward it to appropriate regulatory agencies in payment for the filing. These fees are due and payable prior to any submission by DMS to such agencies.

*Issuers may elect to charge a flat processing fee to all purchasers.

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Schedule “B”

Transfer Agent Services Provided by DealMaker Transfer Agent LLC

Account Setup               $2,500

General onboarding and customer account setup, includes:

•	Upload of existing shareholder list
•	Issuer review and compliance package (directors resolutions, etc)

Record Maintenance Fees (Per Shareholder) - annual

Electronic Record (DRS) $5 Share Transfer (issue/cancel) $50

Cash Dividend Payment $10 (per shareholder)

Usage Fees - Corporate Actions - per action

Stock Split $2,500

Name Change $2,500

Stock Dividend $2,500 (+ bulk issuance fees)

Shareholder Meeting Proxy $4,000

Virtual Meeting $12,000

Termination Fees

Early Termination $2,500

Note: A condition of the use of DealMaker Transfer Agent LLC services is that Issuer continue to pay any and all outstanding fees owing to DealMaker, including software fees for use of the DealMaker Engage software portal on a monthly basis, on the fees and terms established in the Order Form entered into between Issuer and DealMaker.

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Exhibit A

DealMaker Securities Terms

Broker-Dealer Agreement

These terms and conditions create a binding agreement by and between the customer who has signed the Order Form (“ Client ”), and DealMaker Securities LLC, a FINRA-registered Broker-Dealer (“ DMS ”)(the “ Agreement ”). DMS is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others.

Client is offering securities directly to the public in an offering exempt from registration under either Regulation A or Regulation CF (the “ Offering ”). Client recognizes the benefit of having DMS provide advisory and other services as described herein, on the terms hereof.

1.	Appointment, Term, and Termination

a.             Client hereby engages and retains DMS to provide operations and compliance services at Client’s discretion, subject to DMS’s approval as a FINRA-registered broker-dealer.

b.              If Client elects to carry out a Regulation CF Offering, Client retains DMS to act as the Client’s Intermediary for the Offering, as defined by 17 C.F.R. Part 227.

c.             The Agreement will remain in effect for a period of twelve (12) months from the signing of the Order Form (“ Term ”) and will renew automatically for successive renewal terms of sixty (60) days prior to the expiration of the current term. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Clients fails to perform or observe any material term, covenant, or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice if any material representation or warranty made by Client proves to be incorrect at any time in any material respect, (iii) upon written notice, in order to comply with a legal requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or, (iv) without limiting the foregoing, at any time if, after the commencement of DMS’s due diligence of the Client, DMS believes that is not advisable to proceed with the contemplated Offering. If Client or DMS commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency, or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors, the Agreement may be terminated upon thirty (30) days’ written notice.

d.             The termination of this Agreement as described herein shall not exclude the availability of any other remedies. Any delay or failure by either party to exercise, in whole or in part, any right, power, remedy or privilege shall not be construed as a waiver or limitation to exercise, in whole or in part, such right, power, remedy or privilege.

e.             All terms of the Agreement, which should reasonably survive termination, shall survive, including, without limitation, confidentiality, limitations of liability and indemnities, arbitration and the obligation to pay Fees relating to Services provided prior to termination.

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2.  Services. DMS will perform the services listed on the Order Form in connection with the Offering (the “ Services ”).

2.1	In respect of Services for a Regulation CF Offering, Client agrees to:
a.	furnish the information required to complete SEC Form C, including designating the signatories to such form;
b.	provide all necessary and relevant information to enable DMS to perform or obtain reviews of the Client and the securities of the Offering as well as required reviews of the background of Client, its affiliates and predecessors and its officers, directors and 20 percent shareholders (“ Bad Actor checks ”) (collectively, the “ Information ”).
c.	provideDMS and its personnel or agents, including legal counsel, with a commercially reasonable opportunity to review the Information and Form C prior to filing Form C with the SEC.
d.	provide all investors and potential investors applying to participate in the Offering with all reasonably necessary documents and information required for DMS to perform the Services;

2.2	The Client further authorizes and instructs DMS or its agents to:

a.	file Form C, amendments thereto, and one or more Form C¬Us (as necessary) relating to the Offering;
b.	review and perform due diligence in order to meet all applicable regulations and obligations;
c.	coordinate closings of the Offering and release of funds from escrow
d.	perform such other services as are so required by Regulation CF, when a broker-dealer acts as an Intermediary for the Offering.

2.3     The Client acknowledges and agrees that DMS or its agents will rely upon the Information in performing due diligence. Client represents and warrants that, to its knowledge, the Offering Materials and Information do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. DMS shall be entitled to rely upon any representations, warranties or covenants made by the Client, subject to any independent investigation made by DMS. If the Client concludes that any modifications to the Offering Materials are required after being furnished to DMS in order not to contain such untrue statement of a material fact or omission, the Client shall notify DMS promptly. Client acknowledges that in the case of such modification, investor commitments, if any, may need to be re-obtained in accordance with Regulation CF and any offering period may need to be extended. Client will reasonably cooperate with DMS in all actions that DMS reasonably believes must be taken.

2.4       The Client agrees that the posting of any content on a publicly-accessible website shall be at DMS’s sole and absolute discretion. Any advertisement, offer or promotion of the Offering by the Client shall comply with the SEC’s rules regarding advertisements and promotions under Reg CF.

3.  Fees. As payment for the Services, Client shall pay to DMS such fees as described in the Order Form. Client authorizes DMS to deduct any fees owing directly from the Client’s bank account or third-party escrow account (if applicable).

4.	Regulatory Compliance

a.             Client and all its third-party providers shall at all times (i) comply with direct requests of DMS: (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee) in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all DMS policies and procedures which shall be provided to Client.

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b.             Client and DMS will have shared responsibility for the review of all documentation related to the Offering but the ultimate discretion about accepting an Investor will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and NOT DMS.

c.             Client and DMS shall each supervise and train their respective employees, agents, representatives and independent contractors in the performance of functions allocated to them pursuant to the terms of this Agreement.

d.             If either Client orDMS receives material communications (orally or in writing) from any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the performance of either party’s obligations thereunder, the receiving party shall promptly provide said communications to the opposite party, unless such notification is expressly prohibited by the applicable Governmental Authority.

5.  Role of DMS. Client acknowledges and agrees that Client relies on Client’s own judgement in engaging DMS Services. Client understands and agrees that DMS (i) is not assuming any responsibility for the Client’’s underlying business decision to pursue any business strategy or effect any Offering; (ii) makes no representations with respect to the quality of any investment opportunity in connection with the Offering (iii) does not guarantee the performance to or of any Investor in the Offering, (iv) does not guarantee the performance of any third party which provides services to DMS or Client with respect to the Offering, ) (v) will make commercially reasonable efforts to perform the Services pursuant to this Agreement (vi) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about the Offering, does not constitute a recommendation as to the appropriateness, suitability, legality, validity, or profitability of any Offering, (vii) Services in connection with this Agreement should not be construed as creating a partnership, joint venture, or employer-employee relationship of any kind, (ix) Services in connection with this Agreement that require registration as a FINRA/SEC registered broker-dealer shall be performed exclusively by DMS or an associated person of DMS , (x) is not providing any accounting, legal or tax advice, and (xi) will use “commercially reasonably efforts” to perform Services pursuant to this Agreement but that this shall not give rise to any express or implied commitment by DMS to purchase or place any of the Client’s securities. Client explicitly acknowledges that DMS shall not and is under no duty to recommend Client’s security and DMS is not selling Client’s security to retail investors.

6.	Indemnification

a.             Indemnification by Client. Client shall indemnify and hold DMS, its affiliates and their respective members, officers, directors and agents harmless from any and all actual or direct losses, liabilities, claims, demands, judgements, arbitrations awards, settlements, damages, and costs (collectively “ Losses ”), resulting from or arising out of any third party suits, actions, claims, demands, investigations or similar proceedings (collectively “ Claim ”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b.             Indemnification by DMS. DMS shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by DMS or (ii) the wrongful acts or omissions of DMS or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

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c.             Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceedings and the indemnified party agrees to reasonably cooperate, at the indemnifying party’s cost in ensuing investigations, defense or settlement. The indemnifying party shall reimburse the indemnified party for all expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, or settling a Claim (including without limitation any shareholder or derivative action); provided, however, that indemnifying party will not be liable to indemnify and hold harmless or reimburse an indemnified party pursuant to this paragraph to the extent that an arbitrator (or panel of arbitrators) or court of competent jurisdiction will have determined by a final non-appealable judgment that such Claim resulted from the gross negligence or willful misconduct of such indemnified party. The indemnifying party will not settle, compromise or consent to the entry of a judgment in any pending or threatened Claim unless such settlement, compromise or consent includes a release of the indemnified parties satisfactory to the indemnified parties.

d.             Indemnified Party Limitation Of Liability. No indemnified party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the indemnifying party arising from or related to the Agreement or the Offering or any actions or inactions allegedly taken by the indemnified party in connection with the Agreement, except to the extent that an arbitrator (or panel of arbitrators) or a court of competent jurisdiction determines by a final non-appealable judgment that Losses resulted from the gross negligence or willful misconduct of such indemnified party. In no event shall the indemnified party be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits incurred by the Client arising from or relating to the Agreement, an Offering, or any actions or inactions taken by an indemnified party in connection with the Agreement, and the Client agrees not to seek or claim any such damages under any circumstances.

e.             Insufficient Funding For A Claim. If the foregoing indemnification or reimbursement is judicially determined to be unavailable or insufficient to fully indemnify and hold harmless DMS as an indemnified party against a Claim, the Client will contribute to the amount paid or payable by an indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative financial benefits of the Offering to the Company, on the one hand, and the indemnified party, on the other hand; or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Client on the one hand and the indemnified party on the other hand with respect to such Claim as well as any other relevant equitable considerations. Notwithstanding the preceding paragraphs, in no event will the aggregate amount to be contributed by all indemnified parties towards all Claims and Client losses, exceed the actual fees received by DMS pursuant to the Agreement.

5.       Witness Reimbursement. In the event that DMS or any of its employees, officers, directors, affiliates or agents are requested or required to appear as a witness or subpoenaed to produce documents in any action in which the Client or any of its affiliates is a party to and DMS is not, the Client will reimburse DMS for all expenses incurred by its employees, officers, directors, affiliates or agents in preparing for and appearing as a witness or producing documents, including the reasonable fees and disbursements of legal counsel.

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7.             Notices. Any notices required by the agreement shall be in writing and shall be addressed, and delivered via email at the email address included in the Order Form.

8.	Confidentiality and Mutual Non-Disclosure :

a)            Included Information. For purpose of this Agreement, the term “ Confidential Information ” means all non-public, confidential and/or proprietary information disclosed by one party to this Agreement (“ Disclosing Party ”) to the other party (“ Receiving Party ”), including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally identifiable information of customers (v) intellectual property, and (vi) all documentation provided by investors in the Offering.

b)            Excluded information. For purposes of this Agreement, the term “Confidential nformation” shall not include (i) information already known to the Receiving Party prior to disclosure by the Disclosing Party, (ii) information independently developed by the Receiving Party without the use of any confidential and proprietary information, (iii) information known to the public through no wrongful act of the Receiving Party, (iv) information that becomes known to the Receiving Party from a third party not bound by a confidentiality obligation to the Disclosing Party.

c)             Confidentiality Obligations. During the Term and at all times thereafter, Receiving Party shall not disclose Confidential Information of the Disclosing Party or use such Confidential Information for any purpose without the prior written consent of Disclosing Party. Each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the forgoing, a Receiving Party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that Receiving Oarty shall notify the Disclsoing Oarty in writing promptly upon receipt of knowledge of such order so that Receiving Party may attempt to prevent such disclosure or seek a protective order, or (ii) as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government entities from obtaining, reviewing, and auditing any information, records, or data of either party containing Confidential Information.

d)            Disclosure and Retention Of Confidential Information. DMS is hereby expressly permitted by Client to disclose Confidential Information to third parties involved in the Offering contemplated herein, provided that Client has been informed of such disclosure in advance and has approved such disclosure (either orally or in writing). DMS may retain one copy of the Client’s Confidential Information to the extent necessary to comply with industry-specific document retention rules and other regulations, and in an archived computer backup system stored as a result of automated backup procedures for compliance purposes. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require DMS to maintain copies of practically all data and communications, even after this Agreement is terminatedAgreement.

e)            Logo Display. The Parties agree that the display of a Party’s name or logo on a website or in connection with any marketing materials shall not be considered a disclosure of Confidential Information.

9.	Miscellaneous

a.             These terms are non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

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b.             This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns. This Agreement may be modified or amended only by a written consent executed by the other party.

c.             Either party may assign this Agreement to any person or entity that acquires all or substantially all of its business or assets, in which case the other party’s consent shall not be unreasonably withheld. This includes an assignment to a subsidiary that an entity party may create or to a company affiliated with or controlled directly or indirectly by an entity party .

d.	When Offering closes, Client agrees that:

(i)  DMS, may prepare media materials of its choosing, at its own expense and in compliance with applicable regulations, describing DMS’ Services in the Offering as described in this Agreement; and

(ii)  If the Client issues a press release regarding the Offering, it shall include reference to DMS as the broker-dealer on the Offering.

With respect to the preparation of any other marketing or media materials either before or after Offering closes, Client and DMS will work together to authorize and approve in writing any additional co-branded notifications. press releases and/or Client facing communication materials regarding the representations in this Agreement.

e.             This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflict of laws principles. The parties submit to the jurisdiction of and venue in the federal courts located in the state of New York with respect to any dispute related to this Agreement and any Offering contemplated herein and waive their right to a jury trial (whether such disputes are based on contract, tort or otherwise.) Notwithstanding the above, the parties agree that ANY DISPUTE, CONTROVERSY, CLAIM OR CAUSE OF ACTION BETWEEN THE CLIENT AND DMS DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR BREACH THEREOF required or allowed to be conducted by the Financial Industry Regulatory Authority’s (“FINRA”) rules (including the FINRA Code of Arbitration Procedure for Industry Disputes) shall be arbitrated in accordance with such rules. Any arbitration shall be before a neutral arbitrator or panel of arbitrators selected under the FINRA Neutral List Selection System (or any successor system) and in a forum designated by the Director of FINRA Dispute Resolution or any member of FINRA Staff to whom such Director has delegated authority. In general accordance with FINRA Rule 2268, by signing an arbitration agreement the parties agree as follows:

(i)	This Agreement contains a pre-dispute arbitration clause.

(ii)           Except as otherwise provided in this Agreement, all parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(iii)          Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(iv)          The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(v)           The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(vi)          Any panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

(vii)         The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

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(ix)          The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

(x)           As provided in FINRA Rule 2268, no person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

f.              The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

g.             If any provision, term or condition of this Agreement is invalid, void or unenforceable by a court of competent jurisdiction, or a regulatory or self-regulatory agency or body by order or judgment not subject to review, the remaining provisions, terms and conditions shall not be affected and shall remain in full force and effect, and this Agreement shall be carried out as if any such invalid, void or unenforceable provisions, terms or conditions were not included in the Agreement.

h.             This Agreement, along with the Order Form and applicable schedule of DMS fees, contains the entire agreement between the parties and supersedes any prior and collateral agreements, communications, understandings and negotiations relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement executed by both parties.

i.              Pursuant to the requirements of Title III of Pub. L. 107-56 (the USA Patriot Act), as amended (the “ Patriot Act ”) and other applicable laws, rules and regulations, DMS is required to obtain, verify and record information that identifies the Client which information includes the name and address of the Client and other information that that allows DMS to identify the Client in accordance with the Patriot Act and other such laws, rules and regulations.

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Exhibit B

DealMaker Transfer Agent Terms

DealMaker Shareholder Services Agreement

This agreement (“ Agreement ”) sets forth the terms and conditions by which DealMaker Transfer Agent LLC (the “ Service Provider ”) is prepared to provide services to the Customer, and, by entry into this Agreement, Customer hereby accepts these terms.

1)	Mandate

Service Provider is hereby appointed as the Service Provider for the register of securities issued by the Issuer via the online platform hosted at dealmaker.tech (the “ Securities ”). The Securities may be issued by the Issuer subject to Regulation A, Regulation CF or Regulation D of the Securities Act of 1933. In some cases, in the event the parties agree, Service Provider may act as sub-register for the Securities, whereas the register for certain other of the Issuer’s securities may be held by a different service provider. Service Provider may also act as Issuer’s Dividend Distributing Agent, in the event the Customer confirms in writing such additional request.

2)	Status of Service Provider

Service Provider is a stock transfer agent registered with the Securities and Exchange Commission. Service Provider will not custody, hold, manage, possess or otherwise handle securities. Service Provider is not providing escrow services to Issuer.

3)	Issuer’s Securities and Appointment of Service Provider

“Securities”, as used in this Agreement shall mean the equity, debt and revenue share securities, including any warrants and options, of Issuer issued. Issuer affirms, represents and warrants that it has provided to Service Provider all applicable data concerning its Securities and associated holder positions.

Issuer hereby certifies that it has taken such action required to appoint Service Provider to provide the services set out in this Agreement, which action shall remain valid so long as this Agreement is in force and effect.

4)	Management of Holders Registers, Records and Transfer of Securities

Service Provider shall keep and maintain an electronic register of holders and register of transfers of Securities. Subject to any laws and government regulations in force from time to time and to any general or particular instructions as may from time to time be given to it by the Issuer, and subject to any other written agreement applicable to Service Provider from time to time, Service Provider shall:

1.	make such entries from time to time in the Register as are necessary in order that the accounts of each holder of Securities be properly and accurately kept and transfers of Securities properly recorded;
2.	record on the Register the particulars of all transfers of Securities; and
3.	furnish to the Issuer, upon the reasonable request and at the expense of the Issuer, such statements, lists, entries, information and material, concerning transfers and other matters, as are maintained or prepared by it pursuant hereto.

Service Provider shall be the sole person authorized to add, modify or remove Securities from the Register.

5)	Share Certificates

I.	Securities issued shall be held in “book entry” form only. “Book entry” means that ownership interests shall be recorded and kept only on the books and record of Issuer (including, if applicable, in Direct Registration Statement form). No physical certificates shall be issued or received by Service Provider. The Securities covered by this Agreement are not DTC eligible.

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II.	The Issuer hereby confirms that it has reviewed its articles of incorporation, by-laws and other governing documents and such documents allow for the issuance of book-based securities. The Issuer acknowledges and agrees that upon receipt of written instructions from the Issuer to the Service Provider, Service Provider may issue such book-based positions, as represented by DRS advice or otherwise, on all new share issuances and/or transfers. If a shareholder or its representative requests a change to a physical share certificate, Service Provider shall convert said share certificate to book entry form and make the requested change.

III.	The Issuer shall not issue any share certificate without such certificate being countersigned by Service Provider in its capacity as Transfer Agent.

IV.	In the case of the loss, theft or destruction of any share certificate, before a replacement certificate will be issued, Service Provider must receive:
01.	evidence satisfactory to Service Provider of the loss, theft or destruction of such certificate; and
02.	a letter of indemnity from the shareholder and the Issuer in a form acceptable to Service Provider.

-	The Issuer represents and warrants that all Securities issued and outstanding on the Effective Date are issued and outstanding as fully paid and non-assessable and that with respect to future allotments and issuances of Securities, Service Provider shall be entitled to regard such Securities as fully paid and non-assessable.

-	Service Provider shall be entitled to treat as valid any share certificate or DRS position for Securities purporting to have been issued by or on behalf of the Issuer prior to the effective date of this Agreement and the Issuer shall indemnify and save harmless Service Provider, its officers, directors, employees, successors, assigns and agents from any liability or claims that may be made against them by reason of Service Provider treating any such certificate or DRS position as valid. Service Provider is hereby expressly relieved from any duty or obligation to verify the signature or the authority to sign of the person or persons purporting to sign any such certificate on behalf of the Issuer or on behalf of any other institution that was appointed the Transfer Agent of the Securities prior to the Effective Date.

6)	Dividend Disbursing Agent (if requested by Issuer)

In the event that Issuer appoints Service Provider as agent to distribute to holders of Securities dividends as may from time to time be declared by the board of directors of the Issuer, Service Provider agrees to accept such appointment subject to Schedule A and upon Issuer’s acceptance of the additional terms contained therein.

Issuer shall provide security holder information to Service Provider in order for Issuer to contact such holders and obtain the information necessary to make dividend payments or pay amounts owing under debt securities.

Service Provider shall disburse dividends in accordance herewith upon receiving written direction from the Issuer and a certified copy of a resolution of the board of directors of the Issuer declaring such dividends.

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At least one business day before the date on which such dividends are payable, the Issuer shall deliver to Service Provider by electronic transfer or certified cheque, funds sufficient to pay such dividends, or make such other arrangements for the provision of funds as may be agreeable between the parties.

If any funds are received by Service Provider in the form of uncertified cheques, Service Provider shall be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn.

7)	Other Services

Service Provider shall perform such other services normally incident with the role of Transfer Agent and Registrar or Dividend Disbursing Agent, if applicable, but not expressly set forth herein or in the attached Schedule A, as the Issuer may request in writing from time to time for such fees as may be agreed to from time to time between the parties, in accordance with the terms hereof and the fees set out in Schedule A.

Service Provider may, in connection with the services described in this Agreement, engage, at Service Provider’s sole expense (unless agreed in writing by Issuer), without notice, subcontractors, agents and service providers in its sole and absolute discretion. Issuer agrees that Service Provider is authorized to appoint such individuals and entities and do all other acts required to carry out the Agreement.

Service Provider may be required to perform other work on behalf of the Issuer with respect to new or existing industry regulations (related to provincial Securities Acts, the U.S. Securities Exchange Act of 1934 (“1934 Act”), the Income Tax Act, Unclaimed Property legislation or other). Service Provider is hereby authorized, at its discretion and at the expense of the Issuer, where applicable, to perform such work.

The Issuer acknowledges and agrees that Service Provider is not responsible for the escheatment of unclaimed property, including securities or funds issued and/or held by Service Provider as a result of Service Provider performing its services as Transfer Agent and Disbursing Agent “Unclaimed Property”), which may be required under any state laws or the 1934 Act. The Issuer acknowledges and agrees that they are solely responsible for all obligations with respect to Unclaimed Property that is in the possession of Service Provider at any time. Service Provider shall have no responsibility to provide services regarding lost holder accounts for Issuer’s Securities.

8)	Fees and Expenses

The Issuer shall pay the fees outlined on the Order Form for the services described therein. Fees are subject to revision by Service Provider from time to time on sixty (60) days' written notice. Issuer shall reimburse Service Provider for all costs and expenses incurred in connection herewith. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement or of any fees, the Issuer agrees to pay Service Provider such additional compensation, costs and expenses as are agreed between the parties to be warranted by any additional time, effort and/or responsibility incurred or expended by Service Provider in order to comply with any laws or regulations it may be subject to as Registrar, Transfer Agent or as dividend distribution disbursing agent, including, without limitation, unclaimed property legislation or future imposed regulations;

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All Fees are incurred immediately at time of service and non-refundable. The Issuer will be billed on a monthly basis, payable via direct debit. Customer agrees to provide bank account information as requested for direct billing. The Issuer acknowledges that late payment may be subject to interest charges as indicated on the invoice.

All out of pocket costs and expense recoveries are payable in advance, unless otherwise agreed to in writing.

In the event that a corporate action or reorganization occurs, the Issuer agrees to compensate Service Provider at a rate based on the terms of the transaction and the duties required of Service Provider.

In the event the Issuer defaults in its payment obligations to Service Provider (“Payment Default”), Service Provider shall have the right, commencing thirty (30) days following written notification to the Issuer of Payment Default and unless such Payment Default has been remedied, to immediately suspend service or terminate this Agreement, subject to Service Provider's rights and recourses under this Agreement or applicable law.

Issuer’s Responsibility For Documents

The Issuer agrees that it will promptly furnish to Service Provider from time to time:

1.	certified copies of all articles, any amendments thereto and all relevant By-laws;
2.	certified copies of all resolutions or other authorizing documents allotting or providing for the issuance of Securities;
3.	a current list of the directors of the Issuer upon any change to this information; and
4.	that number of unissued Share certificates as is necessary for Service Provider to perform its obligations hereunder from time to time

Issuer’s Responsibility For Signatories

The Issuer shall deliver evidence of the appointment of its signatories as such evidence may be requested from time to time by Service Provider. The Issuer shall promptly advise Service Provider, in writing, as to any changes in the authorized signatories and the directors of the Issuer and Service Provider shall not be charged with notice of any such change in authorized signatories unless and until such notice is provided in writing in accordance the provisions herein with respect to Notice.

Service Provider may act upon any email or certificate or other document believed by it to be genuine and to have been signed by the proper person or persons. Service Provider may refuse to process any requested transfer or perform any other act requested of it if it is not satisfied as to the propriety of the request or the sufficiency of the evidence provided in support of such request.

Authorization To Act On Electronic Instructions

The Issuer hereby directs Service Provider to accept and act upon directions including treasury directions sent to Service Provider via e-mail or via communications initiated by Issuer through the Issuer’s online portal licensed from DealMaker.tech .

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The Issuer acknowledges that:

E-mail is not a secure means of communication. Some of the risks of e-mail communications are that:

•	someone could intercept, read, retransmit or alter a communication;
•	e-mails can be lost, delivered late, or not received; and
•	someone can send unauthorized e-mails that appear to emanate from a secure source.

In reviewing directions received via email, Service Provider shall rely upon the customary signature block of the individual authorized to sign for the Issuer, as provided by the Issuer, from time to time. In reviewing direction received via Issuer’s deal portal, Service Provider shall rely upon the user credentials customarily associated with the Issuer’s account.

Service Provider shall be entitled to act upon any direction received via e-mail or DealMaker.tech that Service Provider believes to be genuine.

Service Provider retains the right, at all times, to refuse to process any direction where Service Provider questions the legitimacy of the direction. Where Service Provider questions the legitimacy of a direction, Service Provider shall make a good faith effort to promptly confirm the legitimacy of the direction, which may include requesting an originally signed direction. Service Provider shall not be liable to the Issuer or any party for any losses caused by Service Provider’s refusal to act on a direction that Service Provider is not able to confirm to be legitimate.

Service Provider’s Reservation Of Rights

Service Provider shall not incur any liability in refusing in good faith to affect any transfer which in its judgment is improper or unauthorized;

Service Provider shall retain all rights and be entitled to:

(i)  refuse to act, and shall not be liable for refusing to act, unless it has received clear instructions and/or documentation and sufficient time to give effect to such instructions and/or documentation;

(ii)	refuse the transfer of any Securities until such time as Service Provider is satisfied, acting reasonably, that:
1.	the share certificate, if applicable, presented to Service Provider is valid;
2.	the endorsement on the Share Certificate or DRS statement or appended stock power of attorney, as applicable, is genuine; and
3.	the transfer requested is properly and legally authorized.

(iii)  treat as valid any share certificate purporting to have been issued by or on behalf of the Issuer prior to the date of this Agreement, as set out in section above;

(iv) not transfer any Security if such Security is subject to any restriction or prohibition on transfer, and Service provider shall not be liable to Issuer or any other party for refusing to affect any such transfer;

vi) refuse to act, and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, Service Provider, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline.

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Further, should Service Provider, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then Service Provider shall have the right to resign on 10 days’ written notice to the Issuer, provided that (i) Service Provider’s written notice shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to Service Provider’s satisfaction within such 10 day period, then such resignation shall not be effective; and

be under no obligation to prosecute or defend any action or suit in respect of its agency relationship under this Agreement but will do so at the request of the Issuer, provided that the Issuer furnishes indemnity and funding satisfactory to Service Provider, acting reasonably, against any liability, cost or expense which might be incurred.

Legal Advice

Service Provider is hereby authorized, at its discretion and at the expense of the Issuer to refer all documents or requests relating to any transfers or any other matters contemplated by this Agreement or requested to be performed pursuant to this Agreement to the Issuer's or Service Provider’s legal counsel for advice, and Service Provider shall be entitled but not required to rely on such advice. Service Provider will, in all cases, endeavor to consult with the Issuer prior to engaging outside counsel, unless as otherwise required by a regulatory body.

Confidentiality Of Information

This Agreement and the terms contained hereunder is “Confidential Information” such that it does not include information that: (i) is or has become generally known to the public; (ii) was known by either party prior to entering into the Agreement; or (iii) was independently determined by either party. All work product, pricing, process and other proprietary information of either party exchanged with the other party to perform the terms of the Agreement is also agreed to be Confidential Information.

Neither party may disclose Confidential Information without the express written consent of the other party.

The parties may disclose the fact that they have entered into this Agreement but neither party may disclose the specific terms of this Agreement (including the fees and expenses charged as set out herein without the prior written consent of the opposite party, unless required to do so by law (including but not limited to the SEC rules and regulations) or pursuant to Court Order.

Data Access By Third Parties

Issuer agrees that inspection of Securities records and Registers on the systems of Service Provider may be subject to the inspection rights of securities regulatory authorities including the Securities and Exchange Commission.

For this purpose, Service Provider is hereby authorized to make Securities and holder Register data available to industry third-party systems, both directly and via an integrated API, including but not limited to service providers and securities exchanges, to enable them to obtain information about the Issuer’s Securities, payment history of Securities, confirmations of holders’ ownership positions, among others.

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Privacy

Despite any other provision of this Agreement, no party hereto shall take or direct any action that would contravene, or cause the other to contravene, applicable federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”). The Issuer shall, prior to transferring or causing to be transferred personal information to Service Provider, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Service Provider shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws.

Warranties and Disclaimer

Mutual Warranties: Each party to this Agreement represents to the other that (i) it has the right and authority to enter into this Agreement and to perform all of its respective obligations; (ii) the Agreement has been duly executed and delivered and constituted a valid, binding agreement enforceable in accordance with its terms; (iii) no other person is required to authorize the party’s execution, delivery or performance of the Agreement; and (iv) execution, delivery and performance of this Agreement does not violate the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

Warranties By Issuer:

Issuer warrants and represents to Service Provider that it will provide complete and accurate information and records with respect to the Securities, the holders thereof and the restrictions applicable to transfer of the Securities (including the dates that any such restrictions are no longer applicable.)

As further stated herein, Issuer indemnifies and holds Service Provider harmless for any and all violations of breaches of this section.

In the event of a breach of any of the Issuer’s warranties or responsibilities herein, Service provider will have the right at its sole discretion to suspend Services if deemed necessary by Service Provider to prevent or eliminate difficulties in the provision of services pursuant to this Agreement or to prevent potential litigation.

Disclaimer By Service Provider: Except as expressly set forth in this Agreement, Service Provider makes no representation or warranty or any kind whether express, implied, or statutory.

Limitation of Liability

Limits On Damages. Service Provider shall not be liable for any action taken or omitted to be taken by Service Provider under or in connection with this Agreement, except for losses caused principally and directly by Service Provider's gross negligence, bad faith or willful misconduct. Notwithstanding any other provision in this Agreement, Service Provider shall not, under any circumstances, be liable to Issuer for special, indirect, incidental, consequential, exemplary, aggravated or punitive damages arising out of or related to the transactions contemplated under this Agreement, including but not limited to lost profits, loss of business or holder claims.

Cap on Liability. Notwithstanding any other provision of this Agreement, Issuer agrees that Service Provider’s total liability arising out of or related to this Agreement, regardless of whether the action or claim is based on contract, tort, warranty or otherwise, shall be limited to the amount of fees paid by the Issuer to Service Provider in the twelve (12) months immediately preceding the first receipt by Service Provider of notice of the claim.

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General Indemnification. The Issuer hereby agrees to indemnify and hold harmless Service Provider and each of its directors, officers, employees, shareholders and agents (each, an "Indemnified Party"), from and against any and all claims, demands, assessments, proceedings, suits, actions, losses, penalties, judgments, damages, costs, expenses, fees and liabilities whatsoever, including, without limitation, legal fees and expenses on a solicitor and client basis, that any Indemnified Party may suffer or incur, or that may be asserted against any of them, in consequence of, arising from or in any way relating to this Agreement (as the same may be amended, modified or supplemented from time to time), except where same results principally and directly from the gross negligence, willful misconduct or bad faith on the part of the Indemnified Party.

The Issuer agrees that its liability hereunder shall be absolute and unconditional, regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to any of the Indemnified Parties and shall accrue and become enforceable without prior demand or any other precedent action or proceeding.

Notwithstanding and without limitation of any other provision of this Agreement, and notwithstanding whether such losses or damages are foreseeable or unforeseeable, Service Provider and each Indemnified Party shall not be liable under any circumstances whatsoever for any breach by any other person, which term includes corporations, partnerships, trusts or other entities, of securities law or other rule of any securities regulatory authority, for lost profits or for special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

For so long as the Issuer is a client of Service Provider, the Issuer undertakes to advise Service Provider in writing as soon as reasonably practicable in the event that the Issuer becomes, or ceases to be, a reporting issuer with the United States Securities and Exchange Commission.

The provisions of this section shall survive the resignation or removal of Service Provider and the termination of this Agreement.

Miscellaneous

Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable by any arbitrator or court in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision or render it invalid or unenforceable in any other jurisdiction or affect any other provision of this Agreement in such jurisdiction or any other jurisdiction.

General Cooperation. The parties shall with reasonable diligence do all such things and provide all such reasonable assurances and execute all such documents, agreements and other instruments as may reasonably be necessary for the purpose of carrying out the provisions and intent of this Agreement. The parties further acknowledge that the implementation of this Agreement will require the co-operation and assistance of each of them.

No Implied License. Issuer has no right, title or interest in the technology used and the services provided by the Service Provider or by third parties engaged by the Service Provider. This Agreement is not intended and will not be construed to confer upon either party any license rights to any patent, trademark, copyright, or other intellectual property rights of either party hereto or any other rights of any kind not specifically conferred in this Agreement.

No Underwriting. Issuer agrees that Service Provider is not acting as an underwriter of any Securities offering, nor as a broker or dealer on any Securities transaction.

No Investment Advice. Issuer agrees that Service Provider is not providing investment advice, does not make any Securities recommendation, and does not solicit the offer or sale of Securities to any investor or issuer.

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No Legal or Accounting Advice. Issuer agrees that Service Provider does not provide any legal or accounting advice. Issuer shall rely solely on its own legal and accounting advisors as it deems appropriate to do so. Service Provider reserves the right to seek legal advice as needed and in its sole discretion, as set out in this Agreement.

Binding Arbitration. The parties hereby agree that any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in Lutz, Florida. It is further agreed that any such action will be pursuant to the rules of the American Arbitration Association. Issuer and Service Provider each consent to this method of dispute resolution, as well as jurisdiction, and consent to Florida being a convenient forum for any such claim or dispute and each party waives any right it may have to object to either the venue or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

Notices.

All notices permitted or required by this Agreement shall be in writing and will be delivered or sent via actual delivery, courier, first class mail or by email to the following addresses:

If to Issuer - per the address listed on the Order Form.

If to Service Provider:

DealMaker Transfer Agent LLC

Attention: Meighan Leon

16540 Point Village Drive, Suite 201(J)

Lutz, Florida

33558

Email:                       MLeon@dealmaker.global

Any such notice or communication shall be deemed to have been given and received by the addressee: (a) if sent by courier or personal delivery, upon actual delivery; (b) if sent by mail, five (5) business days after posting; and (c) if sent by e-mail , upon the same business day if given during the ordinary business hours of the addressee, or the next following business day if given outside of such hours.

Term & Termination. This Agreement shall have a term of twelve (12) months, commencing on the Effective Date, which term shall automatically renew for successive one-year terms unless either party provides written notice.

This Agreement may be terminated by either the Issuer or Service Provider (i) upon ninety (90) days' notice, in writing, being given to the other party or (ii) immediately upon notification or written confirmation of any bankruptcy, receivership, or dissolution of either party.

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Upon the termination of this Agreement and provided that the Issuer is in compliance with all of the terms of this Agreement, Service Provider shall deliver over to the Issuer (or to such third party as the Issuer otherwise requests) the Registers, share certificates and any other documents connected with the business of the Issuer as reasonably requested.

Force Majeure . No party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

Assignment. No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other party. Notwithstanding, without the consent of the other party, Service Provider may transfer or assign its rights and obligations under this Agreement to any entity resulting from the merger, amalgamation or continuation of Service Provider or succeeding to all or substantially all of Service Provider’s transfer agency business (by sale of such business or otherwise). Such entity shall thereupon automatically become the Transfer Agent and Registrar hereunder without further act or formality. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Entire Agreement . This Agreement, together with the Order Form, sets forth the entire agreement between the parties concerning the services provided by the Service Provider, and supersedes all prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement. This agreement may not be modified or amended except by written agreement executed by all the parties of this Agreement.

Governing Law . This Agreement is governed by and will be interpreted and enforced in accordance with the laws of the State of New York and the federal laws applicable therein. Each party attorns to the jurisdiction of the federal and state courts of the State of New York and all courts of appeal therefrom.

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